EXHIBIT 23.01
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-173859) pertaining to the Federated Investors, Inc. Stock Incentive Plan and the Registration Statement (Form S-8 No. 333-56429) pertaining to the Federated Investors, Inc. Employee Stock Purchase Plan of our reports dated February 21, 2014, with respect to the consolidated financial statements of Federated Investors, Inc., and the effectiveness of internal control over financial reporting of Federated Investors, Inc., incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
February 21, 2014